Exhibit 99.1

LETTER OF RESIGNATION

To the Board of Directors of
COLE CREDIT PROPERTY TRUST IV, INC.:

I hereby resign as a member of the board of directors of Cole Credit Property Trust IV, Inc. (the “Company”), including as a member of any and all committees of the Company’s board of directors on which I presently serve. My resignation is effective immediately. Accordingly, I will not stand for re-election at the Company’s 2013 Annual Meeting of Stockholders. My resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Marc T. Nemer

Marc T. Nemer

Date:    April 4, 2013